UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 19, 2005

InfoSonics Corporation

(Exact name of registrant as specified in its charter)

Maryland	005-79915	33-0599368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5880 Pacific Center Blvd., San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 373-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

InfoSonics Corporation (the “Company”) has a line of credit (the “Line of Credit”) with Comerica Bank that allows the Company to borrow up to a maximum of $12,500,000 and expires on September 15, 2005.  On August 19, 2005, the Company and Comerica entered into an amendment to the Line of Credit (the “Amended Line of Credit”), which increased the Company’s credit facility to a maximum of $15,000,000.  The Amended Line of Credit expires July 15, 2006.

Interest on the Amended Line of Credit is payable on a monthly basis at Comerica’s prime rate (6.5% at August 23, 2005) or at the London Inter-Bank Offering Rate (“LIBOR”) plus 2.25% (LIBOR was 3.64% at August 23, 2005).  The Amended Line of Credit is collateralized by substantially all of the assets of the Company, personally guaranteed by the Company’s majority stockholder, who is also the Company’s Chief Executive Officer.  In addition to reporting and other non-financial covenants, the Amended Line of Credit contains certain financial covenants which, among other items, require the Company to maintain a tangible effective net worth of not less than $12,000,000, a quick ratio of not less than 1-to-1, a debt-to-tangible effective net worth ratio of not greater than 2-to-1, and to maintain a quarterly net income after taxes of at least $150,000.  Management believes the Company was in compliance with these covenants at August 23, 2005.  At August 23, 2005, the amount drawn against the Amended Line of Credit was $9,586,184.

Item 9.01.  Financial Statements and Exhibits

(c)                   Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Loan and Security Agreement (Accounts and Inventory) entered into August 19, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoSonics Corporation

/s/ Jeffrey Klausner
Chief Financial Officer

Dated: August 24, 2005